EXHIBIT 10.3
                        SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (the "Agreement"), is entered into as of October 29, 1999, by and between Genesis Energy, L.L.C., a
Delaware limited liability corporation (the "Company"), and John P. vonBerg (the "Executive") who is employed as Executive Vice
President, Trading and Price Risk Management.

     WHEREAS, the Company's Board of Directors (the "Company Board") and the Compensation Committee of the Company Board (the "Committee") have determined that it is in the best interests of the Company and its Members to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company, a termination other than for cause, the duties and responsibilities of the Executive are substantially and materially changed, a reduction in salary occurs or there is a change of greater than 75 miles in the location of Executive's place of work (collectively, "Changed Circumstances"); and

     WHEREAS, the Company Board believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control or Changed Circumstances, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control or Changed Circumstances, and to provide the Executive with compensation arrangements upon a Change in Control or Changed Circumstances which provide the Executive with individual financial security and which are competitive with those of other corporations.

     WHEREAS, the Executive's employment contract with the Company is due to expire on December 31, 1999 and the Company and Executive desire not to extend the contract but desire to continue the employment arrangement between the Company and Executive with the protection afforded by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following meanings (the singular includes the plural, unless the context clearly indicates otherwise):

          (a) A "Changed Circumstance" shall be deemed to have occurred on any Change in Control, termination for any reason other than cause, the duties and responsibilities of the Executive are substantially and materially changed without the Executive's agreement, a reduction in salary or there is a change of greater than 75 miles in the location of Executive's place of work.

          (b) A "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

          (i) The date any entity or person (including a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or any comparable successor provisions) shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the then outstanding shares of the Company; or

               (ii) (1)  The date the stockholders
          of Genesis Energy, L.P. ("MLP") approve a definitive agreement to sell or otherwise dispose of substantially all the assets of the MLP, or to merge or consolidate the MLP with or into another partnership or corporation, in which the MLP is not the continuing or surviving partnership or corporation or pursuant to which any common shares of the MLP would be converted into cash, securities or other property of another partnership or corporation, other than a merger of the MLP in which holders of common shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving partnership or corporation immediately after the merger as immediately before, or (2) the date the Company closes on a binding agreement to sell or otherwise transfer (including without limitation by merger or consolidation) to one or more unaffiliated entities or persons not less than a majority of the outstanding interests in the Company.

          (c)  "Change in Control Date" shall be the
               date on which a Change in Control
               occurs.

          (d)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "Termination Date" shall mean the date on which Executive's employment with the Company is terminated, by the Company or a Changed Circumstance occurs by way of closing a definitive agreement or otherwise occurs without execution of a definitive agreement in accordance with the definition of a "Changed Circumstance" as set forth herein.

          (f)  "Termination for Cause" shall mean

               (i) a conviction of any crime involving the misuse or misappropriation of Company assets;
               (ii) a material violation of Company policy;
               (iii)     a material violation of any rule or
                    regulation of any regulatory body to which the Company or any subsidiary partnership is subject; or
               (iv) a material breach by the Executive of
                    Executives fiduciary responsibilities to the
                    Company.

     2.   Benefits upon Change in Control or Changed
Circumstance. At any time after a Change in Control or any Changed Circumstance, the Company shall be required to provide the following benefits to
Executive:

          (a)  The Company shall pay to the Executive
     in a lump sum in cash, concurrently with the Termination Date, the aggregate of the following amounts:

               (i)  a cash lump sum payment of $420,000.00; and

          (b)  In addition to the cash benefits
     payable pursuant to Section 2(a) hereof, all Phantom Units (as defined in the Restricted Unit
     Plan) and similar awards granted to Executive by the Company shall immediately vest on the Termination Date, notwithstanding any existing vesting schedule or other terms set forth in any plan or agreement governing the term of such restricted stock awards and similar awards.

          (c)  In the event the Executive elects to
     continue medical and/or dental coverage under COBRA, the Company will pay the required premiums for a period of six months.

     (d) Any incentive compensation due in accordance with any Incentive Compensation Plan then in effect.

     (e) The Company shall make any payment required to be made under this Agreement in cash and on demand. Any payment required to be paid by the Company under this Agreement which is not paid within five days of receipt by the Company of Executive's demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Executive immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

     (f) In the event that there is any change to the Code which results in the recodification of Section 280G (Excess Parachute Payments) or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Executive is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 or any Successor Provisions had not been imposed.

    (g) As a condition to Executive receiving severance compensation, the employee will execute a severance and release agreement in the form attached hereto as Exhibit A and will not compete against the Company for a period of six months from the Termination Date.

     (h) An Executive will not be prohibited from competing against the Company for any period of time in the event the Executive resigns, is terminated for cause, or is involuntarily terminated and elects not to receive the benefits described in this Section 2.

     (i) Executive is employed as Company's Executive Vice President, Trading and Price Risk Management. As Executive Vice President, Trading and Price Risk Management, Executive will report directly to the Chief Executive Officer and will have such duties and responsibilities with respect to the Company, Genesis MLP and Genesis OLP as customarily would be undertaken by the executive vice president of companies engaged in business similar to, or competitive with, the Company. Executive will act in the best interest of the Company, Genesis MLP and Genesis OLP and their subsidiaries and affiliates in the performance of Executive's services and duties. Executive will not actively engage in any other business or business activity, without the prior consent of the Non-Executive Chairman of the Board of Directors of the Company. Nothing herein contained will limit the right of Executive to manage Executive's personal investment activities provided that such personal investment activities do not materially interfere with the performance of Executive's duties and responsibilities to the Company or otherwise materially conflict with any policies which have been promulgated and distributed by the Company.

     (j) Executive shall not be entitled to any of the benefits of this Agreement if Terminated for Cause as defined herein.

     4. Full Settlement. The Company's obligations to perform hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may incur as a result of any contest by the Company or others of the validity or the enforceability of, or liability under, any provision of this Agreement.

     As consideration for Company entering into this Agreement with Executive, Executive agrees to release and hold harmless Company from any and all obligations that Company may otherwise have to Executive pursuant to the terms of that certain Employment Agreement with Executive dated November 15, 1996, as amended.

     5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries except for any benefit, bonus, incentive or right to which the Executive would be entitled solely by reason of Sections 4, 5, 6 and 7 of the November 15, 1996 Agreement, the rights of the Executive under which are released pursuant to Section 4 of this Agreement... Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries on the Change in Control or Changed Circumstance Termination Date shall be payable in accordance with such plan, policy, practice or program provided, however, that the Executive shall not be entitled to receive any amounts to which the Executive would be entitled solely by reason of Sections 4, 5, 6 and 7 of the November 15, 1996 Agreement, the rights of the Executive under which are released pursuant to Section 4 of this Agreement.

     6. Funding. The Company shall pay the benefits under this Agreement out of its general assets pursuant to the terms of this Agreement. There shall be no special fund out of which benefits shall be paid, nor shall the Executive be required to make a contribution as a condition of receiving benefits.

     7. Tax Withholding. The Company may withhold or cause to be withheld from any benefits payable under this Agreement all federal, state, city or other taxes that are required by any law or governmental regulation or ruling.

     8. Notices. Any notice required or desired to be given under this Agreement or other communications relating to this Agreement shall be in writing and delivered personally or mailed, return receipt requested, to the party concerned at the address set forth below:

          If to the Company:       Genesis Energy, L.L.C.
                                   500 Dallas, Suite 2500
                                   Houston, Texas 77002

          If to Executive:         At his residence address as
                                   maintained by the Company in the
                                   regular course of its business for
                                   payroll purposes.

     9. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to severance payments and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Company and Executive concerning severance payments.

     10. Choice of Law. This Agreement shall be governed by, and enforced according to, the laws of the State of Texas. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof. Executive hereby waives any objection which he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the District Court of Harris County, State of Texas, or in the United States District Court for the Southern District of Texas, and hereby further waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

      11. Assignment. The rights and obligations under this Agreement of the Company and Executive may not be assigned, except that the Company may, at its option, assign one or more of its rights or obligations under this Agreement to any of its subsidiaries or affiliates, provided that in each case the Company shall remain responsible for its obligation hereunder.

     12. Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

     13. Modification. This Agreement may be modified only by written agreement signed by Executive and by the President or Secretary of the Company. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

     14. Term. This Agreement shall commence as of October 29, 1999 and shall terminate on December 31, 2000; provided, however, that if any Change of Control or Changed Circumstance occurs between December 31, 2000 and July 1, 2001 then the provisions of this Agreement shall be applicable to the benefit of Executive.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of the date first written above.


                              GENESIS ENERGY, L.L.C.



                              By:/s/  Ross A. Benavides
                                 ------------------------
                                 Ross A. Benavides
                                 Chief Financial Officer



                                 /s/  John P. vonBerg
                                 ---------------------
                                 John P. vonBerg
                                 Executive Vice President
                                 Trading and Price Risk Management